Filed Pursuant to Rule 424(b)(5)

Registration No. 333-282723

PROSPECTUS SUPPLEMENT

(To Prospectus dated November 4, 2024)

EUDA HEALTH HOLDINGS LIMITED

This prospectus supplement (this “Supplement”) amends and supplements the prospectus dated November 4, 2024 (the “Base Prospectus”), as amended and supplemented by the Prospectus Supplement dated June 24, 2025 and January 23, 2026, (collectively, the “Filed Prospectus Supplements”). This Supplement is qualified in its entirety by reference to the Base Prospectus, as amended and supplemented to date, except to the extent that the information herein amends or supersedes the information contained therein.

We filed the Filed Prospectus Supplements to register the offer and sale of shares of our ordinary shares, having an aggregate offering price of up to $10.0 million in an “at-the-market” offering (the “ATM Offering”) pursuant to the At The Market Offering Agreement, dated June 23, 2025 (the “ATM Agreement”), with Chardan Capital Markets, LLC (the “Manager”). We are filing this Supplement to amend and supplement the information in the Filed Prospectus Supplements to suspend the ATM Offering and reduce the maximum aggregate offering price of our ordinary shares that may be offered and sold under the ATM Agreement from and after the date hereof to zero. As of the date of this Supplement, no ordinary shares have been sold under the ATM Agreement or the Filed Prospectus Supplements.

On June 5, 2026, we sent the Manager a notice to terminate the ATM Agreement and the ATM Offering. We will file a prospectus supplement to report the termination of the ATM Agreement and the ATM Offering, and to terminate all related prospectus supplements shortly after the effective date of the termination which is 30 business days from the date of the termination pursuant to the terms of the ATM Agreement.

Our Ordinary Shares are listed on the NASDAQ Capital Market under the symbol “EUDA”. On June 11, 2026, the closing price of our Ordinary Shares on the Nasdaq Capital Market was US$15.50.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 11, 2026.